Exhibit 99.1

FOR IMMEDIATE RELEASE                            CONTACT:  Leonard E. Moodispaw
                                                           CEO & President
                                                           301.939.7000

                   ESSEX CORPORATION REPORTS Q1 2006 REVENUES

COLUMBIA, MD - May 9, 2006 - Essex Corporation (NASDAQ: KEYW) announces today revenues of $54.3 million for the three month period ended March 31, 2006 as compared to $25.7 million in the same period of 2005. Income after taxes was $2.1 million and $1.5 million in the three month periods ended March 31, 2006 and March 31, 2005, respectively. Earnings per Share (EPS) were $0.09 per share (diluted) for Q1 2006 versus EPS for the same period in 2005 of $0.07 per share (diluted). Beginning with the first quarter 2006, net income and EPS reflect the impact of provisions for taxes and stock option expenses.

"First quarter 2006 was a very busy period at Essex Corporation," commented Leonard Moodispaw, CEO and President. "We started up our newest large contract, Cougar, and continued expanding our facilities to meet the needs of our customers and contracts. On the product side, we took our Advanced Optical Processor for radar to a field testing range, collected first flight data using our software configurable radar system, scheduled first joint customer meetings with our partner on the optical encryptor, and delivered first samples of our newest optical products to potential customers for evaluation. In addition, among other new work we received orders for over $4 million for our Essex/Windermere subsidiary's signals intelligence products. At the same time, we increased our investment in R&D, facilities, and infrastructure. Once again, I believe we have gone beyond just delivering strong quarterly results; we are continuing to grow our ability to grow and expand the services and products offered by Essex both internally and with additional strategic acquisitions."

For the three month period ended March 31, 2006, services and products gross margin increased to 31% from 29.3% for the comparable period of 2005. The increase in services and products gross margin percent results primarily from shifts from subcontractor labor to our labor under our contracts. Overall gross margin declined because of the revenue mix. Low margin materials revenue growth outpaced the revenue from services and products, lowering the overall gross margin from 27.5% at March 31, 2005 to 26.3% at March 31, 2006.

As of March 31, 2006, we had total backlog, funded and unfunded, of $458.2 million as compared with $408.1 million at March 31, 2005. Of these amounts, funded backlog was $120.4 million and unfunded backlog was $337.8 million at March 31, 2006 compared to $103.6 million and $304.5 million, respectively, at March 31, 2005.


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ESSEX CORPORATION 2006 Q1 RESULTS                                   PAGE 2 OF 4

Our working capital at March 31, 2006 increased to $49.4 million from $48.1 million at fiscal year end 2005. We anticipate continued investment in infrastructure for the remainder of 2006 as we continue to support our growing workforce and as we expand our facilities to support our Thunder, Woodstock, and Cougar contracts.

For the three month period ended March 31, 2006, amortization of other intangible assets increased by $44,000 to $596,000 compared to $552,000 in the comparable period in 2005. This increase resulted from the amortization of customer contracts and other intangibles associated with the Essex/Windermere acquisition that occurred in February 2005. Amortization of existing intangibles is expected to decline for the remainder of fiscal 2006.

Essex reaffirms its revenue guidance for 2006 of $210 million to $220 million.

Essex has scheduled a conference call to discuss these results today (May 9th) at 5:00 p.m. (EDT). At that time, management will review the Company's first quarter 2006 financial results. A question-and-answer session will follow to further discuss the results as well as to comment on the outlook for the remainder of 2006.

Interested parties will be able to connect to our Webcast via the Investor page on our website, HTTP://WWW.ESSEXCORP.COM/INVESTOR.HTML on May 9th. Interested parties may also listen to the conference call by calling 1-866-543-6405, participant passcode 16787755. The International Dial-In access number will be 617-213-8897.

An archive of the Webcast will also be available on our webpage following the call. In addition, a dial-up replay of the call will be available at approximately 7:00 p.m. (EDT) on May 9th, and will remain available through May 16, 2006. To access the dial-up replay, call 1-888-286-8010, passcode 62088210. International callers may access the replay by calling 617-801-6888 with the same passcode.

ABOUT ESSEX:  Essex provides  advanced signal,  image,  information  processing, information assurance and cyber-security solutions, primarily for U.S. Government intelligence and defense customers, as well as for select commercial customers. We create our solutions by combining our services and expertise with hardware, software, and proprietary and patented technology to meet our customers' requirements. For more information contact Essex Corporation, 6708 Alexander Bell Drive, Columbia MD 21046-2100; Phone 301.939.7000; Fax 301.953.7880; E-mail info@essexcorp.com, or on the Web at WWW.ESSEXCORP.COM.


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ESSEX CORPORATION 2006 Q1 RESULTS                                   PAGE 3 OF 4

ESSEX CORPORATION FINANCIAL HIGHLIGHTS - (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
-------------------------------------------------------------------------------------

                                                    Three Month        Three Month
                                                    Period Ended       Period Ended
                                                   March 31, 2006     March 31, 2005
                                                  ----------------   ----------------
Revenue:
     Services and Products                        $        43,446    $        23,423
     Purchased Materials                                   10,840              2,255
                                                  ----------------   ----------------
         Total                                             54,286             25,678

Cost of Goods Sold:
     Services and Products                                (29,991)           (16,554)
     Purchased Materials                                  (10,008)            (2,067)
                                                  ----------------   ----------------
         Total                                            (39,999)           (18,621)

Gross Margin                                               14,287              7,057

Selling, General and Administrative Expenses               (9,852)            (5,194)

Research and Development Expenses                          (1,347)              (487)

Amortization of Other Intangible Assets                      (596)              (552)

Interest/Dividend Income                                      244                732

Provision for Income Taxes                                   (659)               (20)
                                                  ----------------   ----------------
Net Income                                        $         2,077    $         1,536
                                                  ================   ================

Weighted Average Number of Shares
       - Basic                                             21,485             21,006
                                                  ================   ================
       - Diluted                                           22,945             22,607
                                                  ================   ================

Net Income per Common Share
       - Basic                                    $          0.10    $          0.07
                                                  ================   ================
       - Diluted                                  $          0.09    $          0.07
                                                  ================   ================

Working Capital                                   $        49,373    $        38,477

Working Capital Ratio                                      2.95:1             3.17:1


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ESSEX CORPORATION 2006 Q1 RESULTS                                   PAGE 4 OF 4

CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
                                                             March 31,      December 31,
                                                               2006             2005
                                                         --------------    --------------
ASSETS                                                     (unaudited)
CURRENT ASSETS
     Cash and cash equivalents                           $       21,741    $       27,562
     Accounts receivable, net                                    45,953            39,229
     Note receivable - current portion                              868               852
     Deferred tax assets - current portion                        3,856             4,097
     Prepayments and other                                        2,332             1,771
                                                         --------------    --------------
         Total Current Assets                                    74,750            73,511
                                                         --------------    --------------

PROPERTY AND EQUIPMENT, NET                                      17,103            13,748
                                                         --------------    --------------

OTHER ASSETS
     Goodwill                                                    72,110            71,935
     Patents, net                                                   374               378
     Other intangible assets, net                                 4,973             5,569
     Note receivable - non-current portion                        1,091             1,314
     Deferred tax assets - non-current portion                      820               820
     Other                                                        1,396             1,308
                                                         --------------    --------------
         Total Other Assets                                      80,764            81,324
                                                         --------------    --------------

TOTAL ASSETS                                             $      172,617    $      168,583
------------                                             ==============    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable                                    $        9,663    $        5,925
     Accrued wages and vacation                                   5,133             4,400
     Accrued retirement plans contribution payable                  398               815
     Other accrued expenses                                      10,148            14,282
     Capital leases                                                  35                27
                                                         --------------    --------------
         Total Current Liabilities                               25,377            25,449

LONG-TERM DEBT                                                       71                55
                                                         --------------    --------------

TOTAL LIABILITIES                                                25,448            25,504
-----------------                                        --------------    --------------

SHAREHOLDERS' EQUITY
     Common stock and additional paid-in capital                148,523           146,510
     Accumulated deficit                                         (1,354)           (3,431)
                                                         --------------    --------------
         Total Shareholders' Equity                             147,169           143,079
                                                         --------------    --------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $      172,617    $      168,583
------------------------------------------               ==============    ==============

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO RISKS, UNCERTAINTY AND CHANGES IN CIRCUMSTANCES, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS, PERFORMANCE OR ACHIEVEMENTS. ALL STATEMENTS CONTAINED HEREIN THAT ARE NOT CLEARLY HISTORICAL IN NATURE ARE FORWARD LOOKING. FACTORS, AMONG OTHERS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS INCLUDES: ESSEX'S DEPENDENCE ON SALES AND REVENUES FROM GOVERNMENT CONTRACTS; BACKLOG AND CONTRACT VALUE FIGURES REFLECT MAXIMUM AUTHORIZED AMOUNTS UNDER THE CONTRACT, AND TO THE EXTENT UNFUNDED, SUCH AMOUNTS, AND REVENUES FROM SUCH CONTRACTS, MAY NOT BE REALIZED; DEPENDENCE UPON FEDERAL GOVERNMENT APPROPRIATIONS FOR CONTRACT FUNDING; FEDERAL GOVERNMENT AWARDS ARE SUBJECT TO TERMINATION AT GOVERNMENT CONVENIENCE AND ARE HEAVILY REGULATED; DECLINES IN DEFENSE AND INTELLIGENCE SPENDING; REMEDIAL MEASURES WITH RESPECT TO INTERNAL CONTROLS OVER FINANCIAL REPORTING AND DISCLOSURE CONTROLS FOR OUR ESSEX/WINDERMERE SUBSIDIARY ARE ONGOING BUT NOT YET COMPLETED; DEPENDENCE ON REALIZATION OF BENEFITS OF RECENT AND ANY POTENTIAL FUTURE ACQUISITIONS; PROPERLY IDENTIFYING ATTRACTIVE ACQUISITION CANDIDATES, EXECUTING ON ACQUISITIONS AND INTEGRATING ACQUISITIONS; MANAGING GROWTH PROPERLY AND RETAINING KEY EMPLOYEES.

MORE DETAILED INFORMATION ABOUT THESE AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS IS SET FORTH IN ESSEX'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005. ESSEX IS UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIMS ANY SUCH OBLIGATION TO) UPDATE OR ALTER ITS FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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